Exhibit 8.1

February 21, 2013

FirstMerit Corporation

106 South Main Street

Akron, Ohio 44308

Attention: General Counsel

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 12, 2012, by and between Citizens Republic Bancorp, Inc. (“Target”), a Michigan corporation, and FirstMerit Corporation (“Acquiror”), an Ohio corporation, Target will merge with and into Acquiror with Acquiror surviving (the “Merger”). Section 6.2.3 of the Merger Agreement provides that a condition to closing is the receipt by Acquiror of an opinion of Jones Day that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not defined herein shall have the same meanings as ascribed to such terms in the Merger Agreement.

For purposes of rendering our opinion, we have reviewed and are relying upon the Merger Agreement, the registration statement on Form S-4 including the Proxy Statement/Prospectus contained therein (as amended or supplemented through the date hereof, the “Registration Statement”), and certain representations of Acquiror and Target contained in letters addressed to us, dated as of the date hereof (the “Officer’s Certificates”), which representations we have not investigated or verified, and such other documents, records and instruments that we have deemed necessary or appropriate for purposes of rendering this opinion. In addition, we have assumed that (i) the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Merger Agreement, none of which will be waived and (ii) the statements concerning the Merger and the representations set forth in the Officer’s Certificates, the Merger Agreement and the Registration Statement are, and will be, true, correct and complete at all times up to and including the Effective Time of the Merger, and that any such representations qualified by reference to “knowledge,” belief and materiality or comparable qualification are, and will be, true, correct and complete without respect to such qualifications. If any of the foregoing assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on the Code, Treasury Regulations issued thereunder, Internal Revenue Service pronouncements, and judicial decisions, all as in effect on the date hereof. These authorities are subject to change, which could be retroactive, and we can provide no assurance as to the effect that any change may have on the opinion that we have expressed below. An opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or a court would not take a contrary position with respect to the conclusions set forth below.

February 21, 2013

Based upon and subject to the foregoing, we are of the opinion that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code.

We hereby confirm that the discussion set forth in the Registration Statement under the caption “The Merger—Material United States Federal Income Tax Consequences of the Merger,” subject to the limitations, qualifications and assumptions set forth therein, constitutes our opinion in so far as it constitutes statements of United States federal income tax law.

We express no opinion as to any laws other than the federal income tax laws of the United States of America, and do not express any opinion, either implicitly or otherwise, on any issue not expressly addressed above.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the discussion of this opinion in the Registration Statement, to the filing of this opinion as Exhibit 8.1 to the Registration Statement and any amendment to the Registration Statement, and to the references to our Firm under the captions “The Merger—Material United States Federal Income Tax Consequences of the Merger,” “The Merger,” “Risk Factors,” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Jones Day